Exhibit 99(a)
News Release

5 Sarnowski Drive, Glenville, New York, 12302

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons Vice President/Treasurer (518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Declares Cash Dividend
Glenville, New York – May 17, 2011

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that its Board of Directors declared a quarterly cash dividend equal to the dividend declared in February of 2011, which represents a 5% increase over the level paid a year ago.  On an annualized basis, the dividend is equal to $0.2625 per share, or $0.065625 per share on a quarterly basis.  The dividend will be payable July 1, 2011, to shareholders of record at the close of business on June 3, 2011.  TrustCo has paid a cash dividend every year since 1904.

President and Chief Executive Officer Robert J. McCormick noted, “We are very pleased to continue to provide our shareholders with a strong cash dividend.  We understand how important the TrustCo cash dividend is to our shareholders.  Our cash dividend continues a tradition that extends back over 100 years.  Our solid execution of a sound, conservative business plan has enabled TrustCo to continue to report profitability levels that are in the upper tier of the banking industry, and produced a balance sheet that provides our customers with an extremely strong financial partner.  We recently reported solid earnings for the first quarter of 2011 and hope to build off of that success for the remainder of the year.”

Mr. McCormick also noted, “We are proud that the ABA Banking Journal recently named TrustCo as the twelfth best performing bank or thrift in the United States with assets of at least $3 billion for 2010.”

TrustCo Bank Corp NY is a $4.0 billion bank holding company and through its subsidiary, Trustco Bank, operates 134 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.